Exhibit(a)(1)(J)
NOTICE TO PARTICIPANTS OF
THE COX RADIO, INC. EMPLOYEE STOCK PURCHASE PLAN

March 23, 2009	The Tender Offer
     Cox Media Group, Inc., a wholly-owned subsidiary of Cox Enterprises, Inc. (“CEI”) has announced a tender offer to acquire all outstanding shares of the Class A Common Stock of Cox Radio, Inc. (“Radio”) not owned by Cox Media Group, Inc., a wholly-owned subsidiary of CEI, for cash at a price of $3.80 per share, upon the terms and subject to the conditions contained in the enclosed Offer to Purchase dated March 23, 2009 (the “Offer”). You are advised to read the Offer to Purchase included with these materials because it contains important information.
Your Prompt Response is Requested
     The Offer is being made for all outstanding shares of Radio’s Class A Common Stock not owned by Cox Media Group, Inc. or CEI, including those Radio shares issued under the Cox Radio, Inc. Employee Stock Purchase Plan (the “Plan”). As a participant in the Plan, you are encouraged to provide directions to American Stock Transfer & Trust Company (“AST”), the administrator of the Plan, either to tender or not to tender the Radio shares acquired under the Plan and held in your AST account. By instructing AST to tender your shares, you are instructing AST to surrender your Radio shares for cash in connection with the Offer. If you would like to tender your Radio shares, you must provide your directions to AST by promptly completing and returning the enclosed Tender Offer Instruction Form. If you do not send timely tender instructions, AST will treat it as an instruction NOT to tender.
     In order to direct AST, you should complete, sign and date the enclosed Instruction Form and return it to AST in the enclosed envelope so that it is received by 5:00 p.m. Eastern time on April 15, 2009, the Plan Deadline, which is two days prior to the expiration date for the Offer. In the event the expiration date for the Offer (currently 12:00 midnight New York City time on April 17, 2009) is extended, the Plan Deadline will automatically be extended to 5:00 p.m. Eastern time two business days prior to such new expiration date. If your tender instructions are not received by AST before the Plan Deadline, AST will NOT tender your Radio shares.
     AST is the holder of record of the Radio shares held in your AST account. A tender of your shares can only be made by AST as the holder of record (or by our nominee as holder of record).
     Enclosed for your information and review are the following materials about the Offer:
1.	the Offer to Purchase dated March 23, 2009, which contains important details about the Offer;

2.	a Tender Offer Instruction Form; and

3.	a postage-paid reply envelope.
     The enclosed information relates only to shares of Radio acquired under the Plan and held in your AST account. If you own other Radio shares, you should receive separate mailings relating to those shares.
     To instruct AST, please promptly complete, sign and date the enclosed Instruction Form and mail it to AST in the enclosed postage-paid reply envelope. Your instructions must be received by AST by the Plan Deadline, which is 5:00 p.m. Eastern time on April 15, 2009, or by 5:00 p.m. Eastern time two business days prior to any expiration date following any extension of the Offer.
For Additional Questions
     If you have questions about the Offer, please contact D.F. King & Co., Inc., the information agent for the Offer, toll-free at (800) 578-5378. All Offer materials are available online at www.sec.gov. If you have questions about how to provide tender instructions to AST, or about the shares held in your AST account, please contact AST at (866) 709-7704 Monday through Friday from 9:00 a.m. to 5:00 p.m. Eastern time.

TENDER OFFER INSTRUCTION FORM
COX RADIO, INC. EMPLOYEE STOCK PURCHASE PLAN
BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
THE ACCOMPANYING INFORMATION
     In response to the offer by Cox Media Group, Inc., a wholly-owned subsidiary of Cox Enterprises, Inc. (“CEI”) to acquire all outstanding shares of the Class A Common Stock of Cox Radio, Inc. (“Radio”) not owned by Cox Media Group, Inc., a wholly-owned subsidiary of CEI, subject to the terms and conditions contained in the enclosed Offer to Purchase dated March 23, 2009 (the “Offer”), I hereby instruct American Stock Transfer & Trust Company to tender or not to tender the Radio shares acquired under the Cox Radio, Inc. Employee Stock Purchase Plan (the “Plan”), and held by AST for my account, as follows:
PLEASE CHECK ONE BOX BELOW AND COMPLETE:
                     YES. I DIRECT AST TO TENDER ALL OF THE SHARES ACQUIRED UNDER THE PLAN AND HELD BY AST FOR MY ACCOUNT IN RESPONSE TO THE OFFER.
                     NO. I DIRECT AST NOT TO TENDER ANY OF THE SHARES ACQUIRED UNDER THE PLAN AND HELD BY AST FOR MY ACCOUNT IN RESPONSE TO THE OFFER.
Instruction Forms not timely received by AST, and Instruction Forms without an election above, or with more than one election, will be treated as an instruction not to tender shares.
THIS FORM MUST BE RECEIVED BY AST BY THE PLAN DEADLINE, WHICH IS 5:00 P.M. EASTERN TIME ON APRIL 15, 2009, OR BY 5:00 P.M. EASTERN TIME TWO BUSINESS DAYS PRIOR TO ANY EXPIRATION DATE FOLLOWING ANY EXTENSION OF THE OFFER, OR YOUR SHARES WILL NOT BE TENDERED.

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